Exhibit 99.3

News Release
Contact:	Chris O’Neal Senior Vice President, Strategy, Corporate Development and Investor Relations	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500
Phone:	704-731-1527	Fax: 704-731-1511
Email:	chris.oneal@enproindustries.com	www.enproindustries.com

EnPro Industries Announces Conditional Redemption of

All of Its 5.875% Senior Notes Due 2022

CHARLOTTE, N.C., October 1, 2018 – EnPro Industries, Inc. (NYSE: NPO) announced that it is today providing notice conditionally calling for redemption all of the outstanding $450 million aggregate principal amount of its 5.875% Senior Notes due 2022 (the “Outstanding Notes”) in accordance with the indenture governing the Outstanding Notes. The redemption of the Outstanding Notes is conditioned upon satisfaction of the following conditions prior to the redemption date for the Outstanding Notes:

•	the completion of EnPro’s offering, and its sale, of $350 million in aggregate principal amount of its senior notes due 2026 (the “New Notes”) being separately announced today; and

•

the availability, on the date of the completion of such offering, of borrowings under EnPro’s senior secured revolving credit facility in an amount sufficient, together with the net proceeds of such offering, to pay the redemption price of the Outstanding Notes, together with accrued and unpaid interest to, but not including, the redemption date.

The redemption price of the Outstanding Notes is 102.938% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. If the conditions to redemption are satisfied, the redemption date will be October 31, 2018. If the conditions to redemption are not satisfied prior to October 31, 2018, the notice of redemption will be deemed to have been withdrawn and rescinded.

The following lists the CUSIP and ISIN numbers associated with the Outstanding Notes:

CUSIP No.	ISIN No.
29355X AD9 29355X AC1 29355X AE7 U29300 AA5 U29300 AB3	US29355XAD93 US29355XAC11 US29355XAE76 USU29300AA56 USU29300AB30

This press release is for informational purposes only and does not constitute a notice of redemption of, or an offer to purchase or a solicitation of an offer to purchase, the Outstanding Notes. The formal notice of redemption is being provided separately in accordance with the terms of the indenture governing the Outstanding Notes. This press release also does not constitute an offer to sell, or the solicitation of an offer to buy, the New Notes. Any offer of the

New Notes will be made only by means of a private offering memorandum. The New Notes are not being registered under the Securities Act of 1933, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017. In addition, it is not certain whether, and EnPro can provide no assurances that, all conditions to the redemption of the Outstanding Notes will be satisfied, including that the offering of the New Notes will be completed prior to the redemption date. Risks and uncertainties include market conditions beyond EnPro’s control, including high-yield debt market conditions.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

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